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                                   Exhibit 3.1

Microfilm Number______________ Filed with the Department of State on 6 03 1994

Entity Number   2583864                   ROBERT M. GRANT /S/
             ----------------- -------------------------------------------------
                                   Acting Secretary of the Commonwealth

                      ARTICLES OF INCORPORATION-FOR PROFIT
                 D3cB:15-1306/2102/2303/2702/2903/7102A (Rev 90)

INDICATE TYPE OF DOMESTIC CORPORATION (CHECK ONE):

_X_BUSINESS-STOCK (15 PA.C.S. SS. 1306)                ___ MANAGEMENT
                                                           (15 PA.C.S. SS. 2702)
___BUSINESS-NONSTOCK (15 PA.C.S. SS. 2102)             ___PROFESSIONAL
                                                          (15 PA.C.S. SS. 2903)
___BUSINESS-STATUTORY CLOSE (15 PA.C.S. SS. 2303)      ___COOPERATIVE
                                                          (15 PA.C.S. SS. 7102A)

         In compliance with the requirements of the applicable provisions of 15 Pa.C.S. (relating to corporations and unincorporated associations) the undersigned, desiring to incorporate a corporation for profit hereby state(s) that:

1.   The name of the corporation is:   ROYAL BANCSHARES OF PENNSYLVANIA, INC.
                                    --------------------------------------------

2. The (a) address of this corporation's initial registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is:

    (a)    732 MONTGOMERY AVENUE, NARBERTH, PA    19072      MONTGOMERY
       -------------------------------------------------------------------------
            Number and Street      City   State   Zip          County

    (b) c/o:____________________________________________________________________
                  Name of Commercial Registered Office Provider

    For a corporation represented by a commercial registered office provider, the county in (b) shall be deemed the county in which the corporation is located for venue and official publication purposes.

3. The corporation is incorporated under the provisions of the business Corporation Law of 1988.

4. The aggregate number of shares authorized is:_20,000,000__(other provisions, if any, attach 8 1/2 x 11 sheet) SEE ATTACHMENT.

5. The name and address, including street and number, if any, of each incorporator is:

     Name                    Address
     RICHARD J. HANSBERRY      BARLEY, SNYDER, SENFT & COHEN, 126 E. KING STREET
     ---------------------   ---------------------------------------------------
                                LANCASTER, PA 17602-2893
                             ---------------------------------------------------

6.   The specified effective date, if any, is:    AT TIME OF FILING
                                              ----------------------------------
                                              month  day  year     hour, if any

7. Any additional provisions of the articles, if any, attach an 8 1/2 x 11 sheet. SEE ATTACHMENT.


8. Statutory close corporation only: Neither the corporation nor any shareholder shall make an offering of any of its shares of any class that would constitute a "public offering" within the meaning of the Securities Act of 1933 (15 U.S.C. ss. 77a et seq.).

9. Cooperative corporations only: (Complete and strike out inapplicable term) The common bond of membership among its members/shareholders is: __________
     __________________.

IN TESTIMONY WHEREOF, the incorporator(s) has (have) signed these Articles of incorporation this 2ND day of JUNE, 1994.
                   ---        ----    --

     RICHARD J. HANSBERRY /S/
------------------------------------      _____________________________________
             (Signature)                                (Signature)







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                     ROYAL BANCSHARES OF PENNSYLVANIA, INC.

                            ARTICLES OF INCORPORATION
                               ADDITIONAL ARTICLES


         4. The corporation shall have authority to issue twenty million (20,000,000) shares of Common Stock consisting of eighteen million (18,000,000) shares of Class A Common Stock, par value $2.00 per share, and two million (2,000,000) shares of Class B Common Stock, par value $0.10 per share. Such Class B Common Stock shall have the following special voting rights, preferences, limitations and other special rights:

            (A) The holders of the Class B Common Stock are entitled to receive cash dividends to the same extent, if any, as may be declared for holders of Class A Common Stock when, as and if declared by the Board of Directors, out of funds legally available therefore;

            (B) Each holder of Class B Common Stock is entitled to ten (10) votes for each share of stock held by him, while each holder of Class A Common Stock is entitled to one (1) vote for each share of stock held by him, on all matters presented to the shareholders. All other voting rights of the Class B Common Stock (other than the number of votes per share) shall be identical in all respects to those of the Class A Common Stock. In each election of directors, each holder of Class A Common Stock or Class B Common Stock has the right, in person or by proxy, to multiply the number of votes to which he may be entitled by the total number of directors to be elected in the same election, and he may cast the whole number of such votes for one candidate or he may distribute them among any two or more candidates;

            (C) In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, holders of Class B Common Stock are entitled to share ratably in all remaining assets of the corporation together with the holders of the Class A Common Stock; this provision however shall not be deemed to require the distribution of assets among the holders of the Common Stock in the event of a consolidation, merger, lease or sale which does not result in the liquidation or winding up of the enterprise;

            (D) The holders of shares of Class B Common Stock may transfer (either by gift, sale, exchange or otherwise) such shares only to their immediate family members. For purposes of this provision, the term "immediate family members" shall mean grandfather, grandmother, father, mother, spouse, son, daughter, grandson, granddaughter, sister and brother. The recipient of any such transfer of shares of Class B Common Stock shall likewise be subject to the restrictions on transfer contained in this paragraph (D); and

            (E) The holders of shares of Class B Common Stock shall have the right, at their option, to convert such shares into Class A Common Stock at any time or from time to time on the following terms and conditions:





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                (I) The shares of Class B Common Stock shall be convertible at the office of the transfer agent for the Class B Common Stock, or at the principal office of the corporation, into fully paid and non-assessable shares of Class A Common Stock at the conversion rate in effect at the time of conversion. The rate at which shares of Class A Common Stock shall be issued upon any such conversion (herein called the "conversion rate") shall be 1.15 shares of Class A Common Stock for each share of Class B Common Stock; provided, however, that if the application of the conversion rate to the aggregate number of shares of Class B Common Stock surrendered by a single holder of record in a single transaction would result in a fraction, then the next lower whole number of shares of Class A Common Stock shall be issuable upon such conversion. Such conversion rate shall be subject to adjustment from time to time in certain instances as hereinafter provided. The corporation shall make no payment or adjustment on account of any dividends accrued on the shares of the Class B Common Stock surrendered for conversion or on account of any dividends accrued on the Class A Common Stock issuable upon such conversion, or on account of the rounding down to the next lower full share of the number of shares issuable upon such conversion.

                (II) In order to convert shares of Class B Common Stock into Class A Common Stock, the record holder of such shares shall surrender the certificate or certificates therefore, duly endorsed or accompanied by duly executed stock powers, at the office of said transfer agent or at the principal office of the corporation, and shall give written notice to the corporation at the office to which such surrender is made that such holder elects to convert the same or a specified part thereof and shall state in such notice the name or names in which such holder wishes the certificate or certificates for the Class A Common Stock issuable upon such conversion to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at said office to such holder, or to such holder's transferees or nominees, certificates for the number of full shares of Class A Common Stock to which such holder is entitled as aforesaid and, in the case of a partial conversion of the shares of Class B Common Stock for which certificates have been surrendered, a new certificate registered in the name of such holder, transferees or nominees for such uncovered shares of Class B Common Stock. Shares of Class B Common Stock shall be deemed to have been converted as of the close of business on the date when the surrender of the certificates therefore and the giving of notice as required above has been completed, and the person or persons entitled to receive the Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class A Common Stock at and after such time.

                (III) If and whenever the corporation shall distribute any shares of Class A Common Stock or Convertible Assets as a dividend, then upon each such distribution the conversion rate in effect immediately prior to such distribution shall be adjusted by multiplying such conversion rate by a fraction the numerator of which is the number of shares of Class A Common Stock outstanding after distributing such newly issued shares or issuable upon the conversion of all such Convertible Assets and the denominator of which is the number of shares of Class A Common Stock outstanding and issuable upon the conversion of all Convertible Assets immediately before such distribution. The product of such multiplication shall be the conversion rate applicable to the Class B Common Stock immediately after such distribution. The term "Convertible Assets" shall mean any stock, security, option, right, obligation or other property of whatsoever nature, including but not limited to the Class B Common Stock, which by its terms entitles its holder to acquire shares of Class A Common Stock, but shall not include any stock options then issued or which may be issued to directors, officers or employees of the corporation. Notwithstanding the foregoing, if the corporation distributes a stock dividend on both the Class A Common Stock and the Class B Common Stock at the same rate (e.g., one-tenth (1/10th) of one share of Class A Common Stock for each share of Class A Common Stock issued and outstanding and one-tenth (1/10th) of one share of Class B Common Stock for each share of Class B Common Stock issued and outstanding) or the corporation distributes Convertible Assets as a dividend upon both the Class A Common Stock and the Class B Common Stock at the same rate, then this subparagraph (III) shall not apply.




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                (IV) In the case of any capital reorganization or
reclassification of the capital stock of the corporation by stock split, reverse split, a combination or otherwise, or in the case of the consolidation or merger of the corporation with or into another corporation (or the conveyance of all or substantially all of the assets of the corporation to another corporation), the shares of Class B Common Stock (or of the stock or other Securities, if any, into which shares of Class B Common Stock shall have been converted or for which they shall have been exchanged in such reorganization, reclassification, consolidation, merger or conveyance) shall thereafter be convertible into the number of shares or other securities or property to which a holder of the number of shares of Class A Common Stock of the corporation issuable upon conversion of such shares of Class B Common Stock on the effective date of such reorganization, reclassification, consolidation, merger or conveyance would have been entitled therein; and, in any such case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Class B Common Stock to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the conversion rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter issuable upon the conversion of shares of Class B Common Stock.

                (V) No adjustment in the conversion rate shall be required unless such adjustment would require an increase or decrease in such rate of at least one-twentieth (1/20th) of a share; provided, however, that any adjustments which by reason of this subparagraph (V) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

                (VI) Whenever the conversion rate is adjusted as herein provided, the treasurer of the corporation shall compute the adjusted conversion rate in accordance with this Article 4 (E) and shall prepare a certificate setting forth such adjusted conversion rate and showing in reasonable detail the facts upon which such adjustment was based, and such certificate shall forthwith be filed with the transfer agent, if any, for the Class B Common Stock. Notice of such adjustment shall be mailed by the corporation to each holder of record of shares of Class B Common Stock as promptly as practicable.

                (VII) In case:

                      (a) The corporation shall declare a dividend (or any other distribution) payable upon its capital stock otherwise than in cash or in its capital stock;

                      (b) The corporation shall authorize the granting to any person of rights to subscribe for or purchase any shares of stock of any class, except stock options which may be issued to directors, officers or employees of the corporation;

                      (c) Of any capital reorganization of the corporation, reclassification of the capital stock of the corporation, consolidation or merger of the corporation with or into another corporation, or conveyance of all or substantially all of the assets of the corporation to another corporation; or





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                                    (d) Of the voluntary or involuntary
dissolution, liquidation or winding up of the corporation;

                           Then, and in each such case, the corporation shall
cause to be mailed to the transfer agent, if any, for the Class B Common Stock and to the holders of record of the outstanding shares of Class B Common Stock, at least twenty (20) days prior to the appropriate date referred to in this subparagraph (VII), a notice stating (i) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights, or, if a record is not to be taken, the date as of which the holders of Class A Common Stock of Record to be entitled to such dividend, distribution or rights shall be determined, or, (ii) the date on which such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up shall take place, and the date, if any is to be fixed, as which holders of Class A Common Stock of record shall be entitled to exchange their shares of Class A Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

                           (VIII) The corporation shall at all times reserve and
keep available, out of its authorized but unissued Class A Common Stock or out of Class A Common Stock held in its treasury solely for the purpose of effecting the conversion of shares of Class B Common Stock, the full number of shares of Class A Common Stock issuable upon the conversion of all shares of Class B Common Stock from time to time outstanding.

                           (IX) The corporation shall pay any and all issue
taxes that may be payable in respect of any issue or delivery of shares of Class A Common Stock on conversion of shares of Class B Common Stock pursuant hereto. The corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Class A Common Stock in a name other than that in which the shares of Class B Common Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the corporation the amount of any such tax, or has established to the satisfaction of the corporation that such tax has been paid.

         7. No holder of shares of any class or of any series of any class of capital stock of the corporation shall have any preemptive right to subscribe for, purchase or receive any shares of the corporation, whether now or hereafter authorized, or any obligations or other securities convertible into or carrying options to purchase any such shares of the corporation, or any options to purchase any such shares of the corporation, or any options or rights to purchase any such other securities, which are issued or sold by the corporation for cash or any other form of consideration, and any such shares, options, securities or rights may be issued or disposed of by the Board of Directors to such persons and on such terms as the Board of Directors, in its discretion, shall deem advisable.

         8. No merger, consolidation, liquidation or dissolution of this corporation nor any action that would result in the sale or other disposition of all or substantially all of the assets of this corporation shall be valid unless first approved by two-thirds (2/3) of the total votes entitled to be cast by the holders of all the outstanding shares of Common Stock of this corporation. This
Article 8 may not be amended unless first approved by two-thirds (2/3) of the total votes entitled to be cast by the holders of all the outstanding shares of Common Stock of this corporation.





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         9. (A) The Board of Directors may, if it deems advisable, oppose a tender or other offer for the corporation's securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any relevant, germane or pertinent issue; by way of illustration, but not to be considered as any limitation on the power of the Board of Directors to oppose a tender or other offer for this corporation's securities, the Board of Directors may, shall not be legally obligated to, consider any or all of the following:


                (I) whether the offer price is acceptable based on the historical and present operating results or financial condition of this corporation;

                (II) whether a more favorable price could be obtained for this corporation's securities in the future;

                (III) the social and economic effects of the offer or transaction on this corporation and any of its subsidiaries, employees, depositors, borrowers and other customers, vendors, creditors, shareholders and other elements of the communities in which this corporation and any of its subsidiaries operate or are located;

                (IV) the reputation and business practices of the offer and its management and affiliates as they would affect the shareholders, employees, depositors, borrowers, vendors and customers of the corporation and its subsidiaries and the future value of the corporation's stock;

                (V) the value of the securities (if any) which the offeror is offering in exchange for the corporation's securities, based on any analysis of the worth of the corporation or other entity whose securities are being offered;

                (VI) the business and financial condition and earnings prospects of the offeror, including, but not limited to, debt service and other existing or likely financial obligations of the offeror, and the possible effect of such conditions upon this corporation and any of its subsidiaries and the other elements of the communities in which this corporation and any of its subsidiaries operate or are located; and

                (VII) any antitrust or other legal and regulatory issues that are raised by the offer.

            (B) If the Board of Directors determines that such an offer should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the offeror but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

         10. The following provisions of Chapter 25 of the Pennsylvania Associations Code shall not be applicable to this corporation:




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(A) Section 2538 (relating to approval of transactions with interested shareholders);

(B) Subchapter 25E (relating to control transactions);

(C) Subchapter 25F (relating to business combinations);

(D) Subchapter 25G (relating to control-share acquisitions); and

(E) Subchapter 25H (relating to disgorgement by certain controlling shareholders following attempts to acquire control).


                                    EXHIBIT A
                                    ---------


         Article 4 of the Corporation's Articles of Incorporation is amended to read in its entirety as follows:

         4. The aggregate number of shares authorized is: 21,000,000 (other provisions, if any, attach 8 1/2 x 11 sheet) SEE ATTACHMENT.

         The introductory paragraph to Paragraph 4 of the Royal Bancshares of Pennsylvania, Inc., Articles of Incorporation, Additional Articles, is amended to read in its entirety as follows:

         4. The corporation shall have authority to issue twenty one million (21,000,000) shares of Common Stock consisting of eighteen million (18,000,000) shares of Class A Common Stock, par value $2.00 per share, and three million (3,000,000) shares of Class B Common Stock, par value $0.10 per share. Such Class B Common Stock shall have the following special voting rights, preferences, limitations and other special rights: